Exhibit 10.1
OLIN CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN
FOR SECTION 16(b) OFFICERS
(as adopted effective January 27, 2019)

ARTICLE I.
BACKGROUND, PURPOSE AND TERM OF PLAN

Section 1.01    Purpose of the Plan. The general purpose of the Plan is to provide severance benefits to Olin executives who are Section 16(b) officers and who experience a Qualifying Termination upon or within two years of any Change in Control as described more fully herein.
Section 1.02    Term of the Plan. The Plan shall be effective as of the Effective Date. With respect to Participants hereunder, and excepting the Olin Corporation Severance Plan for Section 16(b) Officers, the Plan shall supersede any plan, program or policy under which Olin provides severance benefits to any Participant. The Plan shall continue until terminated pursuant to Article VII of the Plan.
ARTICLE II.
DEFINITIONS

Section 2.01    “Affiliate” shall mean any corporation, partnership, joint venture or other entity during any period in which Olin owns, directly or indirectly, at least 50% of the total voting or profits interest.
Section 2.02    “Annual Bonus Plan” shall mean Olin’s short-term annual incentive compensation plan, program or arrangement (as the same may be amended from time to time).
Section 2.03    “Base Salary” shall mean, in the case of a Participant, such Participant’s monthly base salary in effect at the Participant’s Termination Date (without taking into account any reductions which may have occurred at or after the date of a Change in Control, if and as applicable to a Participant employed before and after a Change in Control).
Section 2.04    “Board” shall mean the Board of Directors of Olin, or if applicable following a Change in Control, the board of directors (or similar governing body in the case of an entity other than a corporation) of the Parent Entity or, if there is no Parent Entity, the Surviving Entity.
Section 2.05    “Cause” means (i) the willful and continued failure of a Participant to substantially perform the Participant’s duties (other than any such failure resulting from the

Participant’s incapacity due to physical or mental illness or injury or any such actual or anticipated failure after the issuance of a notice of Qualifying Termination by the Participant in respect of any Good Reason Event); (ii) the willful engaging by the Participant in gross misconduct significantly and demonstrably financially injurious to Olin; (iii) a willful breach by the Participant of Olin’s Code of Conduct (or any successor or replacement code or policy); or (iv) willful misconduct by the Participant in the course of Participant’s employment which is a felony or fraud. No act or failure to act on the part of the Participant will be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of Olin or not opposed to the interests of Olin and unless the act or failure to act has not been cured by the Participant within 14 days after written notice to the Participant specifying the nature of such violations. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause without (A) reasonable written notice to Participant setting forth the reasons for Olin’s intention to terminate for Cause, (B) an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board and (C) delivery to the Participant of a notice of termination from the Board finding that, in the good faith opinion of 75% of the entire membership of the Board, the Participant was guilty of conduct described above and specifying the particulars thereof in detail.
Section 2.06    “Change in Control” shall mean the occurrence of any one of the following events on or after the Effective Date:

(i)	the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

(ii)
any Person is or becomes a “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Olin representing 20% or more of the combined voting power of the Olin Voting Securities; provided, however, that the event described in this subsection (ii) shall not be deemed to be a Change in Control if such event results from any of the following: (A) the acquisition of Olin Voting Securities by Olin or any of its subsidiaries, (B) the acquisition of Olin Voting Securities directly from Olin; (C) the acquisition of Olin Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by Olin or any of its subsidiaries, (D) the acquisition of Olin Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, (E) the acquisition of Olin Voting Securities pursuant to a Non-Qualifying Transaction (as defined in (iii) below), or (F) the acquisition of Olin Voting Securities by a Participant or any Group of Persons including the Participant (or any entity controlled by the Participant or any Group of Persons including the Participant); or

(iii)
the consummation of a Reorganization or a Sale, unless immediately following such Reorganization or Sale: (1) more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (x) Olin (or, if Olin ceases to exist, the entity resulting from such Reorganization), or, in the case of a Sale, the entity which has acquired all or substantially all of the assets of Olin (in either case, the “Surviving Entity”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Olin Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which or for which such Olin Voting Securities were converted or exchanged pursuant to such Reorganization or Sale) with ownership of such Olin Voting Securities (or, if applicable, shares into which or for which such Olin Voting Securities were converted or exchanged pursuant to such Reorganization or Sale) continuing in substantially the same proportions as the ownership of Olin Voting Securities immediately prior to consummation of such Reorganization or Sale (excluding any outstanding voting securities of the Surviving Entity or Parent Entity that are held immediately following the consummation of such Reorganization or Sale as a result of ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than Olin or any of its subsidiaries), (2) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by Olin, the Surviving Entity, or the Parent Entity), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (3) at least a majority of the members of the Board following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale (or, in the absence of any such agreement, at the time of approval by the Board of such Reorganization or Sale), Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in (1), (2) and (3) above being deemed to be a “Non-Qualifying Transaction”); provided, however, that if, in connection with a Reorganization or Sale that would otherwise be considered a Change in Control pursuant to the Plan, (I) the immediately preceding clause (3) is satisfied, (II) at least seventy-five percent (75%) of the individuals who were executive officers (within the meaning of Rule 3b-7 under the Exchange Act) of Olin immediately prior to consummation of such Reorganization or Sale become executive officers of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) immediately following such Reorganization or Sale, and (III) the Incumbent Directors at the time of approval by the Board of such Reorganization or Sale determine in good faith that such individuals are expected to remain executive officers for a significant period of time following such Reorganization or Sale, then such directors shall be permitted to determine by at least a two-thirds vote that such Reorganization or Sale shall not constitute a Change in Control of Olin for purposes of the Plan; or

(iv)	the stockholders of Olin approve a plan of complete liquidation or dissolution of Olin.
Notwithstanding the foregoing, if any Person becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of Olin Voting Securities solely as a result of the acquisition of Olin Voting Securities by Olin which reduces the number of Olin Voting Securities outstanding, such increased amount shall be deemed not to result in a Change in Control; provided, however, that if such Person subsequently becomes the beneficial owner, directly or indirectly, of additional Olin Voting Securities that increases the percentage of outstanding Olin Voting Securities beneficially owned by such Person, a Change in Control of Olin shall then be deemed to occur.
Additionally, notwithstanding the foregoing, in the event that the Participant participates or agrees to participate by loan or equity investment (other than through ownership of less than 1% of publicly traded securities of another company) in a transaction which would result in an event described in clauses (i) or (ii) above, the Participant must promptly disclose such participation or agreement to Olin, and such transaction will not be considered a Change in Control with respect to such Participant for purposes of the Plan.
Section 2.07    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder.
Section 2.08    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
Section 2.09    “Committee” shall mean the Compensation Committee of the Board or any successor committee. The Committee may delegate its authority under the Plan to an individual or another committee.
Section 2.10    “Disability” shall mean that a Participant is “disabled” (or such other similar term) within the meaning of Olin’s then current long-term disability plan, which shall be deemed to the case if the Participant meets the requirements for commencement of disability benefits under such long-term disability plan; provided, however, if Olin does not maintain a long-term disability plan at such applicable time, “Disability” shall be deemed to exist if the Participant meets the requirements for disability benefits under the Social Security law then in effect.
Section 2.11    “Effective Date” shall mean January 27, 2019.
Section 2.12    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
Section 2.13    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations thereunder.

Section 2.14    “Executive CIC Severance” shall mean, in the case of a Participant’s Qualifying Termination, the Participant’s applicable Severance Multiple times the sum of (i) twelve months of the Participant’s Base Salary, plus (ii) the Participant’s Target Bonus.
Section 2.15    “Good Reason Event” shall mean:

(i)
Olin (A) requires the Participant to relocate the Participant’s principal place of employment by more than fifty (50) miles from the location in effect immediately prior to the Change in Control and such relocation increases the commuting distance, on a daily basis, between the Participant’s residence at the time of relocation and principal place of employment; or (B) requires the Participant to travel on business to a substantially greater extent than, and inconsistent with, the Participant’s travel requirements prior to the Change in Control (taking into account the number and/or duration (both with respect to airtime and overall time away from the Participant’s residence) of such travel trips following the Change in Control as compared to a comparable period prior to the Change in Control); or

(ii)	Olin reduces the Participant’s base salary as in effect immediately prior to the Change in Control; or

(iii)
Olin fails to continue the Participant’s participation in Olin’s incentive compensation plans (including, without limitation, short-term and long-term cash and stock incentive compensation) on substantially the same basis, both in terms of (1) the amount of the benefits provided (other than due to Olin’s or a relevant operation’s or business unit’s financial or stock price performance; provided that such performance is a relevant criterion under such plan) and (2) the level of the Participant’s participation relative to other participants as exists immediately prior to the Change in Control; provided that with respect to annual and long-term incentive compensation plans, the basis with which the amount of benefits and level of participation of the Participant shall be compared shall be the average benefit opportunity awarded to the Participant under the relevant plan during the three completed fiscal years immediately preceding the fiscal year in which the Termination Date occurs (or if the Participant has not been employed by Olin for such three fiscal years, the average benefit awarded to the Participant under the relevant plan during the shorter period of fiscal years during which the Participant was employed by Olin); or

(iv)
Olin fails to substantially maintain its health, welfare and retirement benefit plans as in effect immediately prior to the Change in Control, unless arrangements (embodied in an on-going substitute or alternative plan) are then in effect to provide benefits that are substantially similar to those in effect immediately prior to the Change in Control; or

(v)
(A) the Participant is assigned any duties inconsistent in any adverse respect with the Participant’s position (including status, offices, titles and reporting lines), authority, duties or responsibilities immediately prior to the Change in Control or

(B) Olin takes any action that results in a diminution in such position (including status, offices, titles and reporting lines), authority, duties or responsibilities or in a substantial reduction in any of the resources available to carry out any of the Participant’s authorities, duties or responsibilities from those resources available immediately prior to the Change in Control.
Section 2.16    “Group” shall mean Persons acting together for the purpose of acquiring Olin stock and includes owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Olin. If a Person owns stock in both Olin and another corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such Person is considered to be part of a Group only with respect to ownership prior to the merger or other transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time, or as a result of the same public offering.
Section 2.17    “Incumbent Directors” shall mean those individuals who, on the Effective Date, constitute the Board; provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the directors who were, as of the date of such approval, Incumbent Directors, shall be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a director of Olin pursuant to an actual or threatened election contest with respect to directors or pursuant to any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.
Section 2.18    “Olin” or “Company” shall mean Olin Corporation, any successor entity, and any successor to its business and/or assets as set forth in Section 10.05 that assumes and agrees to perform the Plan by operation of law, or otherwise. Unless it is otherwise clear from the context, the term “Olin” or “Company” shall generally include its subsidiaries and affiliates.
Section 2.19    “Olin Voting Securities” shall mean Olin’s then outstanding securities eligible to vote for the election of the Board.
Section 2.20    “Parent Entity” has the meaning set forth under the definition of Change in Control.
Section 2.21    “Participant” shall mean any officer of the Company who is subject to the reporting rules under Section 16 of the Exchange Act and who executes the acknowledgment required under Section 5.07. If such officer ceases to meet the eligibility criteria described in the preceding sentence prior to any Qualifying Termination, such officer shall cease to be a Participant under the Plan; provided, however, no such cessation of Plan participation for any Participant shall be permitted after any Change in Control.
Section 2.22    “Person” shall have the meaning of such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

Section 2.23    “Plan” shall mean this Olin Corporation Change in Control Severance Plan for Section 16(b) Officers as set forth herein, and as the same may from time to time be amended.
Section 2.24    “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Vice President, Human Resources (or the equivalent). Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).
Section 2.25    “Qualifying Termination” shall, subject to the below, mean:

(i)	the Participant is discharged by Olin, upon or within two years following a Change in Control, other than for Cause and other than due to the Participant’s death or Disability; or

(ii)	the Participant terminates Participant’s employment with Olin (A) upon or within two years following a Change in Control and (B) due to a Good Reason Event.
Notwithstanding clause (ii) above, a Participant will not be entitled to terminate employment and receive Severance Benefits under the Plan as the result of such clause unless, within 90 days following the occurrence of the Good Reason Event, the Participant provides written notice to Olin of the occurrence of such Good Reason Event, which written notice sets forth the exact nature of the Good Reason Event and the conduct required to cure such Good Reason Event. Olin will have 30 days from the receipt of such written notice within which to cure; provided that such 30-day period to cure shall terminate in the event that Olin informs the Participant that it does not intend to cure such Good Reason Event (such period, whether 30 days or less, the “Cure Period”). If, during the Cure Period, such Good Reason Event is remedied, then the Participant will not be permitted to terminate employment under clause (ii) above and receive Severance Benefits under the Plan as a result of such Good Reason Event. If, at the end of the Cure Period, the Good Reason Event has not been remedied, the Participant will be entitled to terminate employment as a result of such Good Reason Event during the 45-day period that follows the end of the Cure Period. If the Participant terminates employment during such 45-day period, so long as the Participant delivered the written notice to Olin of the occurrence of the Good Reason Event at any time prior to the two year anniversary of the Change in Control, for purposes of the Severance Benefits under the Plan, the termination of the Participant’s employment pursuant thereto shall be deemed to have occurred prior to such anniversary. If the Participant does not terminate employment during such 45-day period, the Participant will not be permitted to terminate employment under clause (ii) above and receive Severance Benefits under the Plan as a result of such Good Reason Event.

For the avoidance of doubt, any voluntary termination of employment by a Participant shall not constitute a Qualifying Termination except as specifically provided in clause (ii) above and subject to the preceding paragraph.
Section 2.26    “Reorganization” shall mean a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (i) Olin or (ii) any of its subsidiaries pursuant to which, in the case of this clause (ii), Olin Voting Securities are issued or issuable.
Section 2.27    “Sale” (when the term is capitalized) shall mean the sale or other disposition of all or substantially all of the assets of Olin to an entity that is not an Affiliate of Olin.
Section 2.28    “Restriction Period” shall mean, in the case of a Participant, the applicable Severance Period as set forth and determined under Annex A based on such Participant’s position immediately prior to his Termination Date.
Section 2.29    “Section 409A” shall mean Section 409A of the Code.
Section 2.30    “Separation and General Release Agreement” shall mean a written agreement in the form prescribed by the Company which provides for (i) a general release of claims by the Participant in favor of the Company, its current and former subsidiaries, affiliates, and shareholders, its current and former officers, directors, and employees, and other applicable Company parties, plans or entities, and (ii) the Participant’s obligations under the restrictive covenant provisions contained in Article V.
Section 2.31    “Separation from Service Date” shall mean, in the case of a Participant, the date of the Participant’s “separation from service” within the meaning of Section 409A and determined in accordance with the regulations promulgated under Section 409A.
Section 2.32    “Severance Benefits” shall mean the payments and benefits that a Participant is eligible to receive pursuant to Section 4.02 of the Plan (subject to other applicable provisions of the Plan).
Section 2.33    “Severance Multiple” shall mean, in the case of a Participant, the applicable numerical factor as set forth and determined under Annex A based on such Participant’s position immediately prior to his Termination Date.
Section 2.34    “Severance Period” shall mean, in the case of a Participant, the applicable period of time as set forth and determined under Annex A based on such Participant’s position immediately prior to his Termination Date.
Section 2.35    “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.
Section 2.36    “Surviving Entity” has the meaning set forth under the definition of Change in Control.

Section 2.37    “Target Bonus” shall mean the target incentive award opportunity established for the Participant under the Annual Bonus Plan for the calendar year in which the Termination Date occurs. In the event a Participant’s Termination Date occurs prior to the establishment of the Participant’s target incentive award opportunity for such calendar year, the Target Bonus shall be deemed to be the target incentive award opportunity established for the Participant under the Annual Bonus Plan in the immediately preceding calendar year.
Section 2.38    “Termination Date” shall mean the date as of which the active employment of the Participant with the Company is severed.
ARTICLE III.
ELIGIBILITY FOR BENEFITS

Section 3.01    Eligibility. Each Participant in the Plan who incurs a Qualifying Termination and who satisfies the conditions of Section 3.02 shall be eligible to receive the applicable Severance Benefits described in the Plan, except that any such Participant who is a party to an employment agreement or change in control agreement (or similar agreement) with the Company pursuant to which such Participant is entitled to severance benefits upon or after a Change in Control (or such similar term used in such agreement) shall not be eligible to receive the Severance Benefits described in the Plan. As a condition of participating in the Plan, each individual must expressly agree that the Plan supersedes all prior employment agreements or change in control agreements (or similar agreements) and sets forth the entire severance benefit upon or after a Change in Control to which he or she is entitled to while a Participant.
Section 3.02    Conditions.
(a)    Eligibility for any Severance Benefits is expressly conditioned on (i) execution by the Participant of the Separation and General Release Agreement, and lapsing of the revocation period for the Separation and General Release Agreement, within 60 days after the Participant’s Termination Date (the “Release Period”) and (ii) compliance by the Participant with all the material terms and conditions of such Separation and General Release Agreement. If the Participant has not fully complied with any of the applicable terms of the Plan and/or the Separation and General Release Agreement, the Plan Administrator may deny unpaid Severance Benefits or discontinue the payment of the Participant’s Severance Benefits and may require the Participant, by providing at least 10 days’ prior written notice of such repayment obligation to the Participant during which period the Participant may cure such failure to comply (if capable of being cured), and if not so cured, the Participant shall be obligated to repay any portion of the Severance Benefits already received under the Plan. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent. Any remedy under this subsection (a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.
(b)    The Plan Administrator shall determine a Participant’s eligibility to receive Severance Benefits in its reasonable discretion.

ARTICLE IV.
DETERMINATION OF BENEFITS

Section 4.01    Benefits Upon Any Termination of Employment. In the event of any termination of employment, regardless of whether the Participant is eligible for benefits under the Plan, and subject to other provisions of the Plan, the Company shall pay or provide to the Participant the following: (a) all earned but unpaid base salary through the Termination Date which shall be payable in accordance with the Company’s normal payroll practices, (b) any accrued and unused vacation which shall be payable in accordance with the Company’s regular vacation policy, and (c) to the extent vested and payable as provided in each applicable plan, any other payments or benefits pursuant to any other compensation or benefit plans, programs or arrangement not described herein. For avoidance of doubt, the Participant shall accrue no vacation after the Participant’s Termination Date.
Section 4.02    Severance Benefits. Subject to the other provisions of the Plan (including, without limitation, Sections 3.02, 4.03 and 10.04), in the event of a Participant’s Qualifying Termination, the Severance Benefits to be provided to such Participant shall be determined under the following provisions of this Section 4.02.
(a)    Severance. In the event of a Participant’s Qualifying Termination, Olin will pay the Participant a lump sum in an amount equal to the Participant’s Executive CIC Severance on the 60th day after the Participant’s Termination Date.
(b)    Health Plan Continuation. For the period of the applicable Severance Period from the Participant’s Termination Date, the Participant (and Participant’s covered dependents) will be eligible to continue to receive coverage on the same basis as a similarly situated active employee under all Olin medical, dental and life insurance plans to the extent the Participant was receiving such coverage immediately prior to the Qualifying Termination (provided that the Participant makes the applicable premium payments required by similarly situated active employees generally for such coverage). The Participant’s eligibility (if any) for continuation coverage under COBRA would commence at the end of the period during which insurance coverage is provided under the preceding sentence without offset for coverage provided thereunder. For avoidance of doubt, the cost of any continuation coverage under COBRA will be the same as charged to other similarly situated terminated employees.
At the end of the period for insurance coverage provided in accordance with the first sentence of the paragraph above, if the Participant at such time has satisfied the eligibility requirements to participate in Olin’s post-retirement medical plan, the Participant shall be entitled to continue in Olin’s post-retirement medical coverage (including dependent coverage) on the same basis as a similarly situated retired employee until the Participant reaches age 65 (provided that the Participant makes the applicable premium payments required by similarly situated retired employees generally for such coverage); provided that if the Participant obtains other employment which offers medical coverage to the Participant, the Participant shall notify Olin and shall enroll in such medical coverage, and the Participant and Participant’s dependents shall not be eligible for Olin’s post-retirement medical coverage so long as such employer provides the Participant with such coverage.
Olin shall not reduce or diminish the insurance coverage or benefits which are provided to the Participant under the above two paragraphs during the period the Participant is entitled to such coverage (subject to the above provisos in such paragraphs).
(c)    Outplacement. The Participant will be entitled at Olin’s expense to outplacement counseling and associated services in accordance with Olin’s customary practice at the time (or, if more favorable to the Participant, in accordance with such practice immediately prior to the Change in Control), with respect to its senior executives who have been terminated other than for Cause. Such counseling and services contemplated by this Section 4.02(c) are intended to facilitate the obtaining by the Participant of other employment following a Qualifying Termination, and payments or benefits by Olin in lieu thereof will not be available to the Participant. The outplacement services will be provided for a period of 12 months beginning on the 60th day after the Participant’s Termination Date.
(d)    Current Year Bonus. If the Participant’s Qualifying Termination occurs during or after the second calendar quarter of the calendar year of the Qualifying Termination, the Participant shall be paid a prorated Annual Bonus Plan award for such calendar year which shall be determined by multiplying the Participant’s Target Bonus by a fraction, the numerator of which is the number of full weeks in the calendar year prior to the Qualifying Termination and the denominator of which is 52. Such prorated Annual Bonus Plan award shall be paid in a lump sum on the 60th day after the Participant’s Termination Date.
For avoidance of doubt, (i) no prorated Annual Bonus Plan award for the calendar year of the Qualifying Termination shall be payable if the Participant’s Qualifying Termination occurs during the first calendar quarter of such calendar year, (ii) payment, if any, of the Annual Bonus Plan award for the calendar year preceding the calendar year of the Qualifying Termination shall be determined in accordance with the terms of the applicable Annual Bonus Plan, and (iii) nothing herein shall be construed as providing that the Participant shall accrue any Annual Bonus Plan award following the Participant’s Termination Date.
Section 4.03    Reduction in Severance Benefits due to Code Section 280G.
(a)    Notwithstanding anything in this Agreement to the contrary, in the event that any payments or benefits that could be paid, provided or delivered under the Plan would, when combined with all other payments or benefits that could be paid, provided or delivered to the Participant by Olin, any successor or any of their respective affiliates, are considered “parachute payments” (as defined in Code Section 280G) (such payments and benefits, the “Parachute Payments”), then the aggregate amount of Parachute Payments to which the Participant will be entitled shall equal the amount which produces the greatest after-tax benefit (taking into account applicable federal, state and local income taxes) to the Participant after taking into account any excise tax payable by the Participant under Section 4999 of the Code (the “Excise Tax”). For the avoidance of doubt, this Section 4.03 will reduce the amount of Parachute Payments otherwise payable to the Participant, only if doing so would place the

Participant in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments). In such event, Olin shall reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future; provided, however, that for purposes of the foregoing sequence, any amounts that are payable with respect to equity-based or equity-related awards (whether payable in cash or in kind) shall be deemed to be a non-cash portion of the Parachute Payments. All determinations to be made hereunder shall be made, at Olin’s expense, by a nationally recognized certified public accounting firm (the “Accounting Firm”) selected by Olin. To the extent that, based on the Accounting Firm’s determination, the Parachute Payments are required to be reduced or eliminated, Olin shall provide the Participant with prior written notice of any such reduction or elimination and shall, upon a written request made by the Participant within five days of receiving such notification, provide the Participant and the Participant’s tax advisors with the opportunity to review the calculations prepared by the Accounting Firm and discuss such calculations with Olin.
(b)    For purposes of determining the amounts compared in Section 4(a) above, the Participant shall be deemed to pay federal income tax at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Parachute Payment is to be made and state and local income taxes at the highest effective rates of taxation applicable to individuals as are in effect in the state and locality of Participant’s residence in the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.
Section 4.04    Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if a Participant has engaged in conduct that constitutes Cause at any time prior to the Participant’s Termination Date (whether determined before or after such date), the Plan Administrator may by written notice to the Participant determine that any Severance Benefit payable to the Participant under Section 4.02 of the Plan shall immediately cease, and that the Participant shall be required to return any Severance Benefits paid to the Participant prior to such determination. The Company may withhold paying Severance Benefits under the Plan pending resolution of a good faith inquiry that could lead to a finding resulting in Cause (as determined in accordance with Section 2.05).
Section 4.05    Other Arrangements.
(a)    The provisions of the Plan may provide for payments to the Participant under certain compensation or bonus plans or arrangements under circumstances where such plans or arrangements would not provide for payment thereof. It is the specific intention of the Company that the provisions of the Plan shall supersede any provisions to the contrary in such plans, to the extent permitted by applicable law, and such plans shall be deemed to have been amended to correspond with the Plan without further action by the Company.

(b)    The Plan and the Severance Benefits provided pursuant to the Plan are being made available on a voluntary basis by the Company and are not required by any legal obligation. Severance Benefits provided under the Plan are at the discretion of the Company and nothing in the Plan shall give, or be construed to give, any Participant the vested right to any payments or benefits under the Plan.
(c)    Severance Benefits under the Plan are not intended to duplicate other payments or benefits, and nothing above shall be construed as resulting in the duplications of benefits or payments that would otherwise be provided under Section 4.01.
(d)    Any Severance Benefit under the Plan may be in lieu of any severance pay, notice period or benefits required or provided under any federal, state, or local law or ordinance. The Plan Administrator shall determine how to apply this provision, and may override other provisions of the Plan in doing so.
(e)    Except as otherwise specifically provided in the Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then current severance pay policies for a termination that is covered by the Plan for the Participant.
(f)    For avoidance of doubt, a Participant shall not be eligible to receive severance benefits under both the Plan and the Olin Corporation Severance Plan for Section 16(b) Officers.
Section 4.06    Termination of Eligibility for Benefits. A Participant shall cease to be eligible to participate in the Plan, and all Severance Benefit payments shall cease upon the occurrence of the earlier of:
(a)    subject to Article VII, applicable termination or amendment of the Plan; or
(b)    completion of payment to the Participant of the Severance Benefits for which the Participant is eligible under the Plan; or
(c)    upon reemployment by the Participant with the Company.
ARTICLE V.
CONFIDENTIALITY, COVENANT NOT TO COMPETE AND NOT TO SOLICIT
Section 5.01    Confidential Information.
(a)    The Participant agrees (whether or not the Participant is subject to the restrictions set forth in Sections 5.02 and 5.03) not to disclose, during the term of his or her employment with the Company or at any time thereafter, to any person not employed by Olin, or not engaged to render services to Olin, any confidential information obtained by the Participant while in the employ of Olin, including, without limitation, trade secrets, know-how, improvements, discoveries, designs, customer and supplier lists, business plans and strategies, forecasts, budgets, cost information, formulae, processes, manufacturing equipment, compositions, computer programs, data bases and tapes and films relating to the business of Olin and its subsidiaries and affiliates (including majority-owned companies of such subsidiaries and affiliates); provided, however, that this provision shall not preclude the Participant from disclosing information (i) known generally to the public (other than pursuant to the Participant’s act or omission) or (ii) to the extent required by law or court order.
(b)    The Participant also agrees that upon leaving Olin’s employ, the Participant will not take with the Participant, without the prior written consent of an officer authorized to act in the matter by the Board, any drawing, blueprint, specification or other document of Olin, its subsidiaries or affiliates, which is of a confidential nature relating to Olin, its subsidiaries or affiliates, including, without limitation, relating to its or their methods of distribution, or any description of any formulae or secret processes.
(c)    The Participant also agrees to comply with any other agreement with or obligation to Olin for the protection of Olin’s confidential information, intellectual property and proprietary information.
(d)    The Participant agrees that he or she will retain his or her fiduciary responsibilities to Olin after the Participant’s termination of employment to the extent provided by law. In addition, the Participant agrees to continue to abide by applicable provisions of the principles and guidelines set forth in Olin’s Code of Conduct (or any successor or replacement code or policy).
(e)    The above restrictions shall apply to the Participant regardless of whether the Participant experiences a Qualifying Termination or receives Severance Benefits under the Plan.
(f)    Notwithstanding the foregoing, nothing in the Plan shall prevent the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended). Furthermore, the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state or local governmental official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (y) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. A Participant who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
Section 5.02    Non-Competition & Non-Solicitation. The Participant agrees that, during the term of his or her employment with the Company, and in the event of the Participant’s Qualifying Termination, thereafter during the Restriction Period, he or she, will not directly or indirectly:

(i)	render services for any corporation, partnership, sole proprietorship or any other person or entity or engage in any business which, in the reasonable judgment of

Olin, is or becomes competitive with Olin or any affiliate, or which is or becomes otherwise prejudicial to or in conflict with the interests of Olin or any affiliate (such judgment to be based on the Participant’s positions and responsibilities while employed by Olin or an affiliate, the Participant’s post-employment responsibilities and position with such corporation, partnership, sole proprietorship, person, entity or business, the extent of past, current and potential competition or conflict between Olin or an affiliate and such other corporation, partnership, sole proprietorship, person, entity or business, the effect on customers, suppliers and competitors of the Participant’s assuming such post-employment position, the guidelines established in the then-current edition of Olin’s Code of Conduct, and such other considerations as are deemed relevant given the applicable facts and circumstances), provided that the Participant shall be free to purchase as an investment or otherwise, stock or other securities of such corporation, partnership, sole proprietorship, person, entity or business so long as they are listed upon a recognized securities exchange or traded over the counter and such investment does not represent a substantial investment to the Participant or a greater than 1% equity interest in such corporation, partnership, sole proprietorship, person, entity or business; or

(ii)
for the Participant or for any other person, corporation, partnership, sole proprietorship, entity or business: (A) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of Olin, unless such employee or former employee has not been employed by Olin for a period in excess of six months; (B) call on or solicit any of the actual or targeted prospective customers of Olin on behalf of any corporation, partnership, sole proprietorship, person, entity or business in connection with any business competitive with the business of Olin; or (C) make known the names and addresses of such customers or any information relating in any manner to Olin’s trade or business relationships with such customers.

Notwithstanding anything in the Plan to the contrary and for the avoidance of doubt, references in this Section 5.02 to “Olin” shall be deemed to refer to Olin and its subsidiaries and affiliates prior to a Change in Control (if and as applicable).
Section 5.03    Non-Disparagement and Legal Cooperation. The Participant agrees that in the event of the Participant’s Qualifying Termination, during the Restriction Period and at any time thereafter, the Participant shall not make, or assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in making, any statement that intentionally disparages Olin, its business, services or products, or any of Olin’s respective officers, directors, employees, advisors, or reputations unless, in each case, in the context of a legal process (including without limitation, litigation between Olin and the Participant), required governmental testimony or filings, any administrative or arbitral proceedings (including, without limitation, arbitration between Olin and the Participant) or as otherwise required by law. Notwithstanding the foregoing and subject to Section 5.01, in no event shall the Participant be prohibited from making truthful statements in response to questions from a prospective future employer.

The Participant agrees that in the event of the Participant’s Qualifying Termination, during the Restriction Period, the Participant will reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that occurred while the Participant was employed by the Company and of which the Participant has relevant knowledge. The Participant’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Company, being available for interviews, depositions and/or to act as a witness on behalf of the Company, if reasonably requested, and at the Board’s reasonable request responding to any inquiries about the particular matter. The Participant further agrees to reasonably and truthfully cooperate with the Company in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while the Participant was employed with the Company and of which the Participant has relevant knowledge. The Company shall promptly pay (or promptly reimburse) the Participant (a) for any and all reasonable out-of-pocket expenses incurred by the Participant in connection with such cooperation, and (b) a reasonable hourly rate determined by the Company to the Participant for all time provided pursuant to this paragraph in excess of 50 hours.
Section 5.04    Reasonableness. The Participant agrees that (i) the restrictive covenants contained in this Article V are reasonably necessary to protect the legitimate business interests of Olin, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind, (ii) the Participant’s full, uninhibited and faithful observance of each of the covenants contained in this Article V will not cause the Participant any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair the Participant’s ability to obtain employment commensurate with the Participant’s abilities and on terms fully acceptable to the Participant or otherwise to obtain income required for the comfortable support of the Participant and the Participant’s family and the satisfaction of the needs of the Participant’s creditors, and (iii) the restrictions contained in this Article V are intended to be, and shall be, for the benefit of and shall be enforceable by, Olin and Olin’s successors and permitted assigns.
Section 5.05    Equitable Relief.
(a)    The Participant acknowledges and agrees that any violation of the provisions of this Article V would cause Olin irreparable damage and that if the Participant breaches or threatens to breach such provisions, Olin shall be entitled, in addition to any other rights and remedies Olin may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond.
(b)    In the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of the Plan (whether in whole or in part) is void or constitutes an unreasonable restriction against the Participant, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.
(c)    The Participant and the Company irrevocably and unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Article V or any other provision of the Plan, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court whose jurisdiction includes Clayton, Missouri, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Missouri, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection which Participant may have to the laying of venue of any such suit, action or proceeding in any such court.
Section 5.06    Survival of Provisions. The obligations contained in this Article V shall survive the termination of Participant’s employment with the Company for any reason (or termination of the Plan), and shall be fully enforceable thereafter.
Section 5.07    Acknowledgment. The Plan Administrator shall require, as a condition to a Participant’s participation in the Plan, that such Participant enter into a written acknowledgment of the terms of this Article V (and such other provisions of the Plan as the Plan Administrator determines appropriate), in such form as the Plan Administrator shall determine appropriate from time to time.
ARTICLE VI.
THE PLAN ADMINISTRATOR

Section 6.01    Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, to supply omissions, and to make all other determinations deemed necessary or advisable for the Plan. The Plan Administrator shall have the reasonable discretion to make decisions and take actions with respect to questions arising in connection with the Plan, including but not limited to the determination of questions of eligibility and participation, and the amount, manner and timing of benefits. All decisions, actions and interpretations of the Plan Administrator shall be final and binding upon Participants. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan. Any decisions, actions or interpretations to be made under the Plan by the Plan Administrator need not be uniformly applied to similarly situated individuals. All decisions, actions and interpretations of the Plan Administrator shall be reviewed de novo by the arbitrator under Section 9.04 hereof and by a court of competent jurisdiction entering the award of such arbitrator (or otherwise making a determination on a Plan matter), in each case to the maximum extent permitted by applicable law.
Section 6.02    Compensation of the Plan Administrator. The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan

Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.
Section 6.03    Records, Reporting and Disclosure. The Plan Administrator and/or Company shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to such examining Participant and to the Plan. The Plan Administrator and/or Company shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder.
ARTICLE VII.
AMENDMENT, TERMINATION AND DURATION

Section 7.01    Amendment, Suspension and Termination.
(a)    Except as provided below, Olin, by action of the Board or Committee, reserves the right to amend the Plan, in whole or in part, or to discontinue or terminate the Plan, at any time in its sole discretion. Such Plan amendments may include, but are not limited to, elimination or reduction in the Severance Benefits provided to a Participant and may be retroactive or prospective in nature.
(b)    Notwithstanding Section 7.01(a), no amendment, discontinuance or termination, however, may adversely affect the rights of any Participant without his or her written consent if such person (i) is then receiving Severance Benefits under the Plan, or (ii) is entitled to receive Severance Benefits under the Plan on account of a prior Qualifying Termination. In addition to the foregoing, with respect to a Participant who was a Participant in the Plan on the day prior to a Change in Control, for a period of two years following the Change in Control, the Plan may not be discontinued or terminated or amended in such a manner that decreases the Severance Benefits payable to any such Participant or that makes any provision less favorable for such Participant.
(c)    Notwithstanding the above limitations, the Plan may be amended at any time (and such amendment will be given affect) if such amendment is required to bring the Plan into compliance with applicable law, including but not limited to Section 409A.
Section 7.02    Duration. The Plan shall continue in full force and effect until termination of the Plan pursuant to Section 7.01.

ARTICLE VIII.
DUTIES OF THE COMPANY

Section 8.01    Records. The Company thereof shall supply to the Plan Administrator, as the case may be, all records and information necessary to the performance of the Plan Administrator’s duties.
Section 8.02    Payment. Payments of Severance Benefits to Participants shall be made by the Company in such amount as determined by the Plan Administrator in its reasonable discretion, from the Company’s general assets or from a supplemental unemployment benefits trust, as directed by the Plan Administrator.
ARTICLE IX.
CLAIMS PROCEDURES

Section 9.01    Claim. Each Participant under the Plan may contest the administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article IX are exhausted and a final determination is made by the Plan Administrator. No person may bring legal action, including a lawsuit, either in law or equity, more than one year after a final decision is rendered on a claim. In order to raise an issue in any legal action related to the claim, such person must have clearly raised such issue during the claims and appeals procedure described herein.
Section 9.02    Initial Claim. Before the date on which payment of a Severance Benefit occurs, any claim relating to the administration of such Severance Benefit must be supported by such information as the Plan Administrator deems relevant and appropriate. In the event that any such claim is denied in whole or in part, the terminated Participant or his or her beneficiary (“Claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the Claimant prior to the end of the initial ninety (90) day period. The notice advising of the denial shall (i) specify the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the Claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
Section 9.03    Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:
(a)    A Claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60)

calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
(b)    The Plan Administrator shall consider the merits of the Claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Plan Administrator shall deem relevant.
(c)    The Plan Administrator shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made to the Claimant within sixty (60) days of the Claimant’s request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. In such case, Plan Administrator shall notify the Claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Plan Administrator shall have an additional sixty (60) day period to make its determination. If the determination is adverse to the Claimant, the notice shall (i) provide the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits, and (iv) state that the Claimant has the right to bring an action under Section 502(a) of ERISA.
Section 9.04    Arbitration; Expenses. In the event of any dispute under the provisions of the Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration at Olin’s corporate headquarters in accordance with the rules of the American Arbitration Association then in effect (and subject to the last sentence of Section 6.01 to the extent permitted by applicable law). Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of the Plan or to award a remedy for a dispute involving the Plan other than a benefit or payment specifically provided under or by virtue of the Plan. Olin shall pay all reasonable legal fees and expenses, as they become due, which a Participant may incur in connection with the Plan through arbitration, court or otherwise unless the arbitrator or court determines that the Participant had no reasonable basis for the Participant’s claim or was acting in bad faith; provided that legal fees and expenses payable hereunder shall include legal fees and expenses incurred by the Participant in defending against an alleged breach of the restrictive covenants set forth in Article V of the Plan, unless Olin is able to establish that the Participant was acting in bad faith and that such restrictive covenants were in fact breached. Should Olin dispute the entitlement of the Participant to such fees and expenses, the burden of proof shall be on Olin to establish that the Participant had no reasonable basis for the Participant’s claim or was acting in bad faith.

If any payment which is due to the Participant hereunder has not been paid within thirty (30) days of the date on which such payment was due, the Participant shall be entitled to receive interest thereon from the due date until paid at an annual rate of interest equal to the Prime Rate reported in the Wall Street Journal, Northeast Edition, on the last business day of the month preceding the due date, compounded annually.
ARTICLE X.
MISCELLANEOUS

Section 10.01    Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he or she may expect to receive, contingently or otherwise, under the Plan, except for the designation of a beneficiary as contemplated in Section 10.02.
Section 10.02    Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Plan Administrator, and will be effective only when filed by the Participant in writing with the Plan Administrator during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his or her estate.
Section 10.03    Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at his or her most recent address as shown on the books and records of the Company. In the case of the Company, mailed notices shall be addressed to Olin’s corporate headquarters in Clayton, Missouri to the Plan Administrator, with copies to both the Corporate Secretary and the General Counsel of the Company.
Section 10.04    Tax Items – Withholding, Code Section 409A and 105(h) Compliance.
(a)    Any Severance Benefits provided under the Plan shall be subject to applicable withholding obligations in an amount sufficient to satisfy U.S. or foreign federal, provincial, state and local or other applicable withholding tax requirements.
(b)    The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. The Plan (and any payments) may be amended (in accordance with Article VII of the Plan) in any respect deemed necessary or desirable (including retroactively) by the Company with the intent to preserve exemption from or compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan payments. Neither the Company nor the Plan Administrator shall have any liability to any person in the event such Section 409A applies to any payments or benefits hereunder in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries. A Participant (or his beneficiary, as applicable) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Company nor the Plan Administrator shall have any obligation to indemnify or otherwise hold such person harmless from any or all of such taxes or penalties.
(c)    Notwithstanding the provisions of Section 4.02, if, as of the Separation from Service Date, the Participant is a Specified Employee, then, except to the extent that the Plan does not provide for deferred compensation within the meaning of Section 409A, the following shall apply: (1) no Severance Benefits considered deferred compensation under Section 409A which are determined to be payable upon a Participant’s termination of employment as determined under Section 409A and not subject to an exception or exemption thereunder, shall be provided to the Participant, in each case, during the period beginning on the Participant’s Separation from Service Date and ending on the six-month anniversary of such date or, if earlier, the date of the Participant’s death, and (2) within thirty days after the six-month anniversary of the Participant’s Separation from Service Date or, if earlier, the Participant’s death, the Company shall make a one-time, lump-sum cash payment to the Participant (or his beneficiary, if applicable) in an amount equal to the sum of the amounts that would have been otherwise payable, without interest, to the Participant under the Plan during the period described in clause (1) above.
(d)    The Plan Administrator reserves the right to make deductions or offsets to the Severance Benefits in accordance with applicable law for the stated amount of monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his/her possession; provided, however, that except as permitted under Section 409A, any Severance Benefits considered deferred compensation within the meaning of Section 409A provided to the Participant may not be reduced by, or offset against, any amount owing by the Participant to Olin.
(e)    To the extent required by Section 409A, any Severance Benefits considered deferred compensation within the meaning of Section 409A provided upon a termination of a Participant’s employment shall only be paid or provided to the Participant upon his or her Separation from Service.
(f)    Except as specifically permitted by Section 409A, the amounts of any benefits and reimbursements provided to the Participant under the Plan during any calendar year shall not affect the amounts of any benefits and reimbursements to be provided to the Participant under the Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with

Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Furthermore, any reimbursement payments for any expenses provided to the Participant under the Plan shall be made to the Participant as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the applicable expense is incurred, and any reimbursement payments for any taxes provided to the Participant under the Plan shall be made to the Participant no later than the last day of the calendar year following the calendar year in which the related taxes are remitted.
(g)    For purposes of Section 409A, each installment of any payments made under the Plan will be deemed to be a separate payment as permitted under Treas. Reg. Section 1.409A-2 (b)(2)(iii).
(h)    To the extent deemed necessary by the Company for purposes of Code Section 105(h), the difference between the cost for such coverage under COBRA, as defined below, and the amount of the necessary contributions that the Participant is required to pay for such coverage as provided in the first sentence of Section 4.02(b) will be considered imputed income to the Participant. For avoidance of doubt, the Participant is responsible for the payment of any applicable income taxed due as a result of such imputed income.
(i)    Notwithstanding any provision of the Plan to the contrary, to the extent necessary to satisfy Code Section 105(h), Olin will be permitted to alter the manner in which health or other welfare benefits are provided to a Participant following the Participant’s Termination Date.
(j)    With respect to Code Section 162(q), nothing in the Plan shall be interpreted or construed as requiring nondisclosure with respect to any sexual harassment or sexual abuse that may be a subject of the Separation and General Release Agreement.
Section 10.05    Successors and Assigns. The rights under the Plan are personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. The Plan shall inure to the benefit of and be enforceable by the Participant’s legal representatives. The Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (with a copy of such assumption provided to the Participant). Failure of Olin to obtain such assumption and agreement prior to the effectiveness of any such succession will entitle the Participant to the Severance Benefits from Olin in the same amount and on the same terms as the Participant would be entitled to hereunder had a Qualifying Termination occurred on the succession date.
Section 10.06    No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable under the Plan shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.
Section 10.07    No Mitigation. A Participant shall not be required to mitigate the amount of any Severance Benefit provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise or subject to offset except as otherwise expressly provided for herein.
Section 10.08    No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company.
Section 10.9    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
Section 10.10    Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.
Section 10.11    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
Section 10.12    Gender and Number. Where the context admits, words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice versa.
Section 10.13    ERISA. The Plan is intended to provide a select group of management or highly compensated employees with certain compensation and benefits as set forth in the Plan in the event a Participant’s employment with the Company is terminated in a Qualifying Termination and the other conditions and requirements of the Plan are met. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of ERISA. Rather, the Plan is intended to be an unfunded “welfare benefit plan” within the meaning of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the United States Department of Labor regulations Section 2510.3-2(b), and shall be interpreted and administered accordingly.
Section 10.14    Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.

Section 10.15    Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto.
Section 10.16    Controlling Law. The Plan shall be construed and enforced according to the laws of the State of Virginia (without giving effect to its principles of conflicts of law) to the extent not superseded by federal law.

ANNEX A

Executive CIC Severance
Position	Severance Multiple	Severance Period
Chief Executive Officer	3	36 months
All Other Participants	2	24 months

Olin Corporation Change in Control Severance Plan for Section 16(b) Officers
Form of Acknowledgement Agreement
By signing below, I acknowledge to Olin Corporation (“Olin”) that:

(a)	I have received a copy of the Olin Corporation Change in Control Severance Plan for Section 16(b) Officers (the “Plan”) and have read the Plan;

(b)
I understand and agree to be bound by the terms and conditions of the Plan, including, but not limited to, the restrictive covenants (including the non-competition and non-solicitation restrictions) of Article V of the Plan, as well as the jurisdictional provisions of Section 5.05(c) of the Plan and the mandatory arbitration provisions of Section 9.04 of the Plan;

(c)	I was advised by Olin, and I am aware, of my right to consult with an attorney before signing this Agreement;

(d)	I have signed this Agreement knowingly and voluntarily and without any duress or undue influence on the part or behalf of Olin or any of its affiliates;

(e)	I acknowledge that in signing this Agreement, I have not relied upon any representation or statement not set forth in this Agreement or the Plan made by Olin or any of its representatives;

(f)	I agree that the Plan does not create a contractual guarantee of employment, either implied or expressed; and

(g)
I acknowledge that this Agreement sets forth the entire understanding between Olin and me in connection with its subject-matter and supersedes and replaces any express or implied, written or oral, prior agreement of plans or arrangement with respect to the subject matter covered under the Plan which I may have had with Olin or any of its affiliates.

Agreed and Acknowledged By:

Employee Signature	Employee Printed Name

Date